UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Cantel Medical Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Cantel Medical Corp.
150 Clove Road
Little Falls, NJ 07424

SUPPLEMENTAL MATERIALS
RELATING TO THE PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On December 16, 2020

On November 18, 2020, Cantel Medical Corp. (the Company) filed its definitive proxy statement (the Proxy Statement) in connection with the Company’s 2020 Annual Meeting of Stockholders (the Annual Meeting) to be held on December 16, 2020.  The Annual Meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/CMD2020.

These supplemental proxy materials are being filed with the Securities and Exchange Commission and made available to our stockholders for the purposes of clarifying a statement in the Proxy Statement.  Capitalized terms below that are not otherwise defined shall have the meanings assigned to them in the Proxy Statement.

The answer on page 5 of the Proxy Statement under the heading “Q: What vote is required to approve the 2020 Equity Plan?” shall be deemed to be deleted and replaced in its entirety with the following in order to clarify a NYSE internal policy:

A: For approval of this proposal, the proposal must receive the “FOR” vote of a majority of votes cast by stockholders present at the meeting or by proxy and entitled to vote on the matter. Abstentions are not considered votes cast; however, in accordance with NYSE guidance, the minimum vote that constitutes approval for such purposes is the number of votes cast in favor of the proposal exceeding the aggregate of votes cast against the proposal plus abstentions.  Therefore, pursuant to such NYSE guidance an abstention will have the same effect as a vote “AGAINST” the proposal.  Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner.

The Proxy Statement, including these supplemental proxy materials, and the Company’s Annual Report are all available free of charge at www.proxyvote.com.

By the order of the Board of Directors

Jeff Z. Mann
Corporate Secretary